NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports 59% Improvement in Earnings on Strength in Metals Segment

Spartanburg, South Carolina, July 22, 2011...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fabricator of stainless and carbon steel piping systems, and producer of specialty chemicals, announces that the second quarter of 2011 produced 59% higher net earnings of $1,709,000, or $0.27 per share, on a 14% sales increase to $41,398,000. This compares to net earnings of $1,078,000, or $0.17 per share, on sales of $36,349,000, in 2010’s second quarter. For the six months ended July 2, 2011, sales were $84,141,000, up 18% from sales of $71,549,000 for the same period of 2010.  Net earnings for the first six months of 2011 surged 263% to $4,209,000 or $0.66 per share compared to $1,160,000, or $0.18 per share for the comparable period last year.

Metals Segment

Sales increased 21% to $30,519,000 and operating income 162% to $2,523,000 in the second quarter of 2011 from the same period a year earlier. The sales increase resulted from a 20% increase in average selling prices combined with a 1% increase in unit volumes. The segment experienced a favorable product mix for the second quarter with higher priced non-commodity unit volume increasing 38% for the quarter while commodity unit volume decreased 13%. Special alloy product shipments were higher in 2011 as a result of increased projects and distributor restocking. International sales are continuing to show year over year sales growth. The big increase in operating income resulted from the favorable product mix experienced during the quarter in addition to management’s focus on controlling costs at the various manufacturing facilities.  The segment experienced margin improvement despite falling nickel prices during the second quarter of 2011.

Sales for the first six months of 2011 increased 24% to $61,937,000 and operating income of $6,478,000 was up 1,055% compared to the year earlier periods. The sales increase was comprised of a 21% increase in average selling prices combined with a 2% increase in unit volumes. The unit volume increase reflects a 9% increase in non-commodity pipe from the same factors as outlined above for the second quarter, combined with a 1% decrease from commodity pipe sales. Both pipe manufacturing and fabricated piping systems showed operating margin improvement over the prior year.

Specialty Chemicals Segment

The Specialty Chemicals Segment’s revenues decreased for the second quarter of 2011 by 3% compared to the second quarter of 2010.  Sales for the first six months of 2011 increased 4% over the same period of 2010.  Pounds sold during the second quarter and first six months of 2011 were 14% and 8% lower, respectively, than the same periods last year. The small second quarter sales decrease resulted from several key accounts experiencing market weakness with their products. Operating income decreased 31% and 30% for the second quarter and first six months of 2011, respectively, when compared to the same periods of 2010. Raw material price increases continue to put pressure on gross margins and management will continue to focus on increasing selling prices wherever possible for the remainder of the year.

Other Items

Unallocated corporate expenses increased $216,000 and $419,000 for the second quarter and first six months of 2011, respectively, compared to the same periods a year ago mainly due to higher projected performance based incentive bonuses for corporate personnel. Higher salaries and wages and the elimination of outsourcing revenue also contributed to the increase in unallocated corporate expense.

The Company’s cash balance was relatively unchanged during the first six months of 2011, increasing from $109,000 at the end of 2010 to $115,000 as of July 2, 2011. As a result of the higher sales activity during the second quarter of 2011, compared to the fourth quarter of 2010, accounts receivable increased at July 2, 2011 by $4,507,000. Inventory levels increased $12,091,000 during the first six months of 2011 in support of higher metals segment activity, especially in higher priced special alloys.  These amounts were partially offset by an increase in accounts payable at the end of the second quarter of 2011 of $5,143,000 when compared to the 2010 year-end balance. The Company borrowed $3,872,000 during the first six months of 2011 and had $4,091,000 of bank debt outstanding as of July 2, 2011.

Outlook

The Metals Segment’s business is highly dependent on its customers’ capital expenditures which have begun to show some improvement. Excess capacity in the pipe manufacturing industry continues to present a difficult operating environment. Stainless steel surcharges, which affect our costs of raw materials and selling prices, increased through April and declined in May and June of 2011. We expect surcharges to decrease further during the third quarter with prices leveling off by the end of the quarter. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe which should serve us well in the long run. Our market position remains strong in the commodity pipe market and we are experiencing a significant upswing in project and special alloy demand. We also continue to be optimistic about the piping systems business over the long term. There has been an increase in inquiries for stainless and carbon steel piping systems and fabrication opportunities remain strong in the paper and wastewater treatment areas as well as increased activity in power generation projects. Approximately 80% of the piping systems backlog comes from paper and wastewater treatment projects. Piping systems’ backlog was $23,654,000 at July 2, 2011, $25,306,000 at January 1, 2011 and $33,046,000 at July 3, 2010. We estimate that approximately 80% of the backlog should be completed over the next 12 months.

The Specialty Chemicals Segment faces a tough 2011 market. A major account is experiencing transitional challenges under new ownership resulting in the Segment losing sales volume.  Management plans to replace pounds lost in the first six months with two major projects based on its defoamer and sulfating technologies.  We expect the defoamer project to start-up and sulfating product samples to begin shipping in the fourth quarter of 2011.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	Jul 2, 2011	Jul 3, 2010	Jul 2, 2011	Jul 3, 2010

Net sales
Metals Segment	$30,519,000	$25,137,000	$61,937,000	$50,099,000
Specialty Chemicals Segment	10,879,000	11,212,000	22,204,000	21,450,000
	$41,398,000	$36,349,000	$84,141,000	$71,549,000
Operating income
Metals Segment	$2,523,000	$963,000	$6,478,000	$561,000
Specialty Chemicals Segment	859,000	1,241,000	1,633,000	2,327,000
	3,382,000	2,204,000	8,111,000	2,888,000
Unallocated expenses
Corporate	712,000	496,000	1,478,000	1,059,000
Interest and debt expense	27,000	13,000	56,000	14,000
Other income	-	(1,000)	-	(10,000)

Income before income taxes	2,643,000	1,696,000	6,577,000	1,825,000
Provision for income taxes	934,000	618,000	2,368,000	665,000

Net income	$1,709,000	$1,078,000	$4,209,000	$1,160,000

Net income per common share:
Basic	$0.27	$0.17	$0.67	$0.18
Diluted	$0.27	$0.17	$0.66	$0.18

Average shares outstanding:
Basic	6,311,000	6,283,000	6,303,000	6,277,000
Diluted	6,357,000	6,313,000	6,348,000	6,300,000

Backlog-Piping Systems & Process Equipment	$23,654,000	$33,046,000

Balance Sheet	Jul 2, 2011	Jan 1, 2011
Assets
Cash	$115,000	$109,000
Accounts receivable, net	24,405,000	19,973,000
Inventories	46,571,000	34,353,000
Sundry current assets	2,621,000	3,071,000
Total current assets	73,712,000	57,506,000
Property, plant and equipment, net	17,974,000	18,192,000
Other assets	5,710,000	5,677,000
Total assets	$97,396,000	$81,375,000

Liabilities and shareholders' equity
Accounts payable	$16,051,000	$10,674,000
Accrued expenses	6,021,000	3,600,000
Total current liabilities	22,072,000	14,274,000
Long-term debt	4,091,000	219,000
Other long-term liabilities	3,013,000	3,007,000
Shareholders' equity	68,220,000	63,875,000
Total liabilities & shareholders' equity	$97,396,000	$81,375,000